CONSENT STATEMENT OF GOLDEN CYCLE, LLC

     This Consent Solicitation Statement (the "Consent Statement") and the accompanying form of written consent are furnished by Golden Cycle, LLC ("Cycle") in connection with its solicitation of written consents from the holders of the common stock, $0.001 par value per share (the "Common Stock"), of Global Motorsport Group, Inc. (the "Company") to take the following actions without a meeting of the stockholders, as permitted by Delaware law:

          1. Remove all current members of the Board of Directors of the Company (the "Board of Directors") and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors prior to the effective date of this stockholder action in addition to or in lieu of any of such individuals to fill any newly created directorship or vacancy on the Board of Directors, or otherwise (the "Director Removal Proposal");

          2. Amend Article III, Section 1 of the Bylaws of the Company (the "Bylaws") to set the number of directors on the Board of Directors at five (the "Board Size Proposal");

          3. Amend Article III, Section 2 of the Bylaws to permit the Company's stockholders to fill vacancies on the Board of Directors (the "Director Vacancy Proposal");

          4. Elect Aaron H. Brenner, Alexander Grass, Roger Grass, H. Irwin Levy and George Lindemann (collectively the "Cycle Nominees" or the "Nominees") as directors of the Company to fill the newly created vacancies on the Board of Directors and to serve until their respective successors are duly elected and qualified (the "Director Election Proposal");

          5. Recommend to the Board of Directors that the Company reimburse all of Cycle's expenses in connection with the Consent Solicitation (the "Cycle Reimbursement Proposal"); and

          6. Repeal any Bylaws adopted by the Board of Directors since April 30, 1997 and prior to the effective date of this proposal, other than the Bylaws adopted by this consent (the "Bylaw Proposal" and, collectively with the Director Removal Proposal, the Board Size Proposal, the Director Vacancy Proposal, the Director Election Proposal and the Cycle Reimbursement Proposal, the "Proposals").

     Stockholders of the Company are being asked to express their consent to the Proposals by MARKING, SIGNING and DATING the enclosed BLUE consent card and returning it to Innisfree M&A Incorporated in accordance with the instructions set forth below.

                 GOLDEN CYCLE, LLC RECOMMENDS THAT YOU CONSENT
                            TO EACH OF THE PROPOSALS

     This Consent Statement and the BLUE consent card are first being furnished to stockholders on or about April 15, 1998.

                          SUMMARY OF CONSENT PROCEDURE

     Cycle believes that the Proposals will become effective on the date when the written consent of holders of a majority of the shares of the Common Stock outstanding on the record date as determined in accordance with Delaware law (the "Record Date") is delivered to the Company, so long as such consent is obtained within 60 days of the earliest dated consent delivered to the Company.
Section 213(b) of the Delaware General Corporation Law (the "DGCL") provides that the record date for a consent solicitation shall be as established by the board of directors of the corporation (i.e., the Company) or, if no record date is established, shall be the first date on which a signed written consent is delivered to the corporation. The Board of Directors purports to have established March 30, 1998 as the Record Date. In order to facilitate prompt adoption of the Proposals, Cycle requests you to give your consent by May 1, 1998.

     CYCLE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     Cycle has retained Innisfree M&A Incorporated ("Innisfree") to assist in the solicitation. If your shares are held in your name, please mark, sign, date and mail the enclosed BLUE consent card to Innisfree in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should receive a BLUE consent card and envelope which should be used to give your instructions to the person responsible for your account. Only that institution can execute a BLUE consent card with respect to your shares and only upon receipt of specific instructions from you. Cycle urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Cycle in care of Innisfree at the address set forth below so that Cycle will be aware of all instructions given and can attempt to ensure that such instructions are followed.

     If you have any questions about executing your consent or require assistance, please contact:

                                [INNISFREE LOGO]

                        501 Madison Avenue, 20th Floor
                               New York, NY 10022
                           Toll Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833

                                     CYCLE

     Cycle is a Pennsylvania limited liability company in which Alexander Grass ("Alexander Grass") and Roger L. Grass ("Roger Grass") are each 50% members. Alexander Grass serves as President and Secretary of Cycle, and Roger Grass is its Vice President and Treasurer. As of the date of this Consent Statement, Cycle owns an aggregate of 528,100 shares of the Common Stock representing approximately 10.4% of the 5,077,442 shares of Common Stock currently outstanding, based on publicly available information filed by the Company with the Securities and Exchange Commission (the "Commission"). The business address and the address of the principal executive offices of Cycle is 4025 Crooked Hill Road, Harrisburg, Pennsylvania 17110.

     Additional information about Cycle, its nominees and members is set forth under the heading "Certain Other Information Regarding Cycle and the Cycle Nominees" and in Exhibit A attached to this Consent Statement.

             BACKGROUND OF AND REASONS FOR THE CONSENT SOLICITATION

     On March 23, 1998, Alexander Grass telephoned Mr. Joseph Piazza, President and Chief Executive Officer of the Company, to discuss with him Cycle's interest in acquiring the Company and to request a meeting with him. Mr. Piazza did not take the call. On the same day, Cycle sent a letter to Mr. Piazza stating that Cycle was prepared to acquire the Company at a cash price of $18 per share. The letter further stated that the terms of the offer, including the price, were subject to negotiation if greater value could be demonstrated. The letter requested that the Company provide Cycle with information about the Company for the purpose of completing a due diligence review of the Company to determine whether there is greater value in the Company. A copy of the letter to Mr. Piazza is attached as Exhibit B to this Consent Statement.

     On March 27, 1998, Alexander Grass sent another letter to Mr. Piazza reiterating Cycle's interest in having an opportunity to negotiate all aspects of its offer. On March 31, 1998, Joseph F. Keenan, Chairman of the Board of Directors, responded to Mr. Grass stating, among other things, that the Company would respond to Cycle as soon as it had gathered sufficient information to evaluate the merits of Cycle's proposal and to compare it with alternative courses of action. A copy of Mr. Keenan's letter to Mr. Grass is attached as Exhibit C to this Consent Statement. On April 2, 1998, Alexander Grass sent a letter Mr. Keenan confirming that Cycle was encouraged by Mr. Keenan's letter to the extent that it suggested recognition of the fact that serious discussions with Cycle are in the best interests of the Company's stockholders and that Cycle would be given equal access with all potential bidders to information regarding the Company.

     On April 7, 1998, Cycle commenced a tender offer to purchase all outstanding shares of the Common Stock at a cash price of $18 per share (and associated preferred share purchase right). The tender offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date of the tender offer that number of shares that would, together with the shares beneficially owned by Cycle, represent a majority of the outstanding shares of the Company on a fully diluted basis, (ii) the Company's preferred share purchase rights (the "Rights") having been redeemed by the Board of Directors or Cycle being satisfied, in its sole discretion, that such Rights have been invalidated or are otherwise inapplicable to the tender offer and the proposed merger and (iii) the acquisition of shares pursuant to the tender offer and the proposed merger having been approved pursuant to Section 203 of the DGCL or Cycle being satisfied, in its sole discretion, that the provisions of Section 203 are otherwise inapplicable to the acquisition of shares pursuant to the tender offer and the proposed merger. The tender offer is also conditioned upon Cycle's having obtained sufficient financing to purchase all shares outstanding on a fully diluted basis, to refinance certain indebtedness of the Company and to pay related costs and expenses. The tender offer expires at 12:00 Midnight, New York City time, on Monday, May 4, 1998. If any or all of the conditions to the tender offer have not been satisfied or waived, Cycle has reserved the right, but has no obligation, subject to the applicable rules and regulations of the Commission, to (a) terminate the tender offer and not accept for payment or pay for any shares, (b) waive all unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the expiration date and not withdrawn, (c) extend the tender offer or (d) amend the tender offer.

  Recent Litigation

     On March 25, 1998, pursuant to Section 220 of the DGCL, Cycle requested Cede & Co., the record owner of shares beneficially owned by Cycle, to demand the right to inspect certain books and records of the Company, including the stockholder lists. The Company has refused that demand. On April 2, 1998, Cycle commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking an order compelling the Company to produce all documents requested by Cycle. An amended demand was sent to the Company on April 6, 1998. A hearing on the request to produce the stockholder lists has been set for April 14, 1998. A hearing on the request to inspect certain other books and records of the Company has been set for May 8, 1998.

     On April 2, 1998, the Company filed suit in the United States District Court, Northern District of California, against Cycle, Alexander Grass and Roger Grass alleging, among other things, false and misleading proxy materials and
Schedule 13D filings with the Commission.

     On April 7, 1998, Cycle commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order compelling the Board of Directors to redeem the Rights or to amend the Rights Agreement dated as of November 13, 1996 between the Company and American Stock Transfer and Trust Company, as Rights Agent, to make the Rights inapplicable to the tender offer and to approve the tender offer for purposes of Section 203 of the DGCL on the grounds that a failure to do so would constitute a breach of fiduciary duty to the Company's stockholders.

  Prior History

     In December 1995, Roger Grass proposed that the Company and an investment vehicle formed by Alexander Grass and Roger Grass engage in a joint retail marketing venture. The Company indicated an interest in a 50/50 "partnership" in which Messrs. Alexander Grass and Roger Grass would be responsible for the entire financial commitment. Roger Grass advised the Company that such a proposal was not acceptable.

     In the Fall of 1996, Roger Grass contacted the Company to express an interest in a strategic transaction with the Company. Shortly thereafter the Company adopted the Poison Pill. In response to Mr. Grass' inquiry, Mr. James Kelly, Executive Vice President and Chief Financial Officer of the Company, contacted Mr. John Foster, President of Biker's Depot, to set up a meeting for February 4, 1997 at the offices of Biker's Depot. The meeting was not held because representatives of the Company failed to arrive.

  Company Response

     On April 1, 1998, the Company issued a press release stating, among other things, that the Board of Directors had established March 30, 1998 as the record date to determine stockholders of the Company entitled to exercise consents in connection with this Consent Statement. In so doing, the Board rejected Cycle's invitation as expressed in the March 23 letter to avoid taking actions which would require Cycle to pursue the proxy contest. Cycle does not believe that the Board of Directors' action was valid in that, among other things, the Company failed to notify brokers, dealers and others prior to setting the purported record date, as required by Rule 14a-13 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Cycle has commenced litigation in the United States District Court in and for the District of Delaware seeking, among other things, a declaration that the Company's purported record date is invalid because the Company failed to take reasonable and adequate actions to communicate the purported record date to brokers, dealers and other record holders of the shares in violation of Rule 14a-13 under the Exchange Act.

  Cycle's Proposals

     Cycle seeks to replace the current Board of Directors with its own Nominees. If the Nominees are elected to the Board of Directors they will, since Alexander Grass and Roger Grass have a financial interest in Cycle, which is seeking to acquire the Company, appoint the three disinterested Nominees, Messrs. Brenner, Levy and Lindemann, as a Special Committee of the Board of Directors (the "Special Committee") with authority to take all actions, consistent with their fiduciary duties as directors of the Company, necessary or desirable to maximize value to all stockholders of the Company through the sale of the Company. The specific actions to be taken by the Special Committee in connection with the sale of the Company, and the timing thereof, will depend on the facts and circumstances at the time, including, without limitation, whether or not any other parties have indicated an interest in acquiring the Company and the actions of the Board of Directors in seeking further bids prior to such time. The disinterested Nominees intend to conduct negotiations with Cycle or other parties that by then may have indicated an interest in acquiring the Company. The disinterested Nominees also intend to redeem the Poison Pill following such negotiations, which they anticipate will take approximately 30 days. Cycle is fully prepared to acquire the Company through a negotiated merger agreement at $18 per share. Because the Nominees are committed to selling the Company on the terms most advantageous to the stockholders and only for a price that reflects the Company's underlying value, they will encourage competing offers in order to maximize stockholder value. The Nominees have no specific plans on the manner in which any bidding process will be conducted. Although the Nominees believe that a sale of the Company for cash is the structure most likely to maximize stockholder value, the Nominees would consider bids involving any combination of cash and securities.

     Cycle believes that when a substantial offer is made to acquire the Company, the stockholders rather than the Board of Directors should have the final word on whether the offer is accepted. Today the Poison Pill enables the Board of Directors to block a proposal to acquire control of the Company even if the acquiror is prepared to implement that proposal through a tender or exchange offer to the Company's stockholders, without making the Company a party to the transaction. A description of the Poison Pill, set forth as Item 1 of the Company's Registration Statement on Form 8-A, dated December 9, 1996, is attached as Exhibit D to this Consent Statement. As a result of the Poison Pill, potential buyers do not have the option of dealing directly with stockholders if the Board of Directors opposes their acquisition proposals. If the Proposals are approved, the Cycle Nominees would constitute the entire Board of Directors and would thereby have the power to redeem the Poison Pill. The Nominees have committed to redeem the Poison Pill on the conditions described above promptly after their election to the Board of Directors, consistent with their fiduciary duties as directors of the Company.

     In the absence of any other antitakeover protections, the redemption of the Poison Pill could result in the Company being subject to coercive takeover tactics. Cycle believes that the redemption of the Poison Pill will not result in the Company's being subject to coercive takeover tactics since the Company continues to be subject to Section 203 of the DGCL (the "Business Combination Statute"). The Business Combination Statute provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an "Interested Stockholder"), the Interested Stockholder may not engage in a business combination with the Company for three years thereafter, subject to certain exceptions. Among the exceptions are (i) the Board of Directors' prior approval of such acquisition, (ii) the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Stockholder and (iii) the approval of such business combination by 66 2/3% of the outstanding stock not owned by the Interested Stockholder.

     THE FOREGOING IS A SUMMARY OF THE BUSINESS COMBINATION STATUTE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO.

     Cycle seeks the amendment of the Bylaws to set the number of directors on the Board of Directors at five and to provide that the Company's stockholders may fill vacancies on the Board of Directors. The Bylaws currently authorize between three and five directors. The number may be changed from time to time within these limits by resolution of the Board of Directors. The Company has announced that the current number of directors is four. Cycle's Board Size Proposal and Director Vacancy Proposal will set the size of the Board of Directors at five directors, which vacancies will be filled by the Cycle Nominees pursuant to the Director Election Proposal.

     The purpose of the proposals being made by Cycle in this Consent Statement is to advance the interests of all of the Company's stockholders. Therefore, Cycle believes that its expenses in connection with the solicitation (including any litigation expenses) should be reimbursed by the Company. Cycle estimates that its expenses incurred through April 10, 1998 are approximately $25,000 and that its total expenses will be approximately $50,000. However, actual expenditures may vary materially from these approximate amounts.

     The proposed Cycle Reimbursement Proposal is precatory and will not bind the Board of Directors. If the stockholders adopted this proposal, and the Board of Directors followed the stockholders' recommendation, Cycle would benefit by having its expenses for this proxy contest reimbursed.

     Whether or not the Cycle Reimbursement Proposal is adopted, Cycle intends to seek reimbursement of its expenses from the Company if the Cycle Nominees are elected to the Board of Directors.

     Cycle also seeks the repeal of any Bylaws adopted by the Board of Directors since April 30, 1997 (the date of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, which incorporates by reference the form of the Company's Bylaws) through the date that the Bylaw Proposal is adopted so that the Board of Directors cannot use new Bylaws or Bylaws which have not heretofore been disclosed to the Company's stockholders to prevent the stockholders from accomplishing the objectives described in this Consent Statement.

     Cycle is not aware of any Bylaws that would be repealed by the approval of the Bylaw Proposal. The approval of the Bylaw Proposal could result in the repeal of Bylaws which may be in the best interests of the Company's stockholders, although Cycle believes such a possibility to be unlikely in view of the failure of the Board of Directors to disclose any such Bylaws. If the Company subsequently amends the Bylaws and discloses such amendment, Cycle may forward additional solicitation materials to the Company's stockholders regarding such actions.

     Section 109 of the DGCL provides that "the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. . . ; provided, however, any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. . . . The fact that such power has been so conferred upon the directors. . . shall not divest the stockholders or members of the power, nor limit their power to adopt, amend or repeal bylaws." Cycle believes that such an unequivocal statement makes it clear that the stockholders of the Company have the power under Delaware law to repeal Bylaws as provided by the Bylaw Proposal, whether or not the Bylaws so amended or repealed are known to the stockholders. To the knowledge of Cycle, the Delaware courts have not addressed the validity of a proposal of the form of the Bylaw Proposal. The Company's certificate of incorporation (the "Certificate of Incorporation") confers the power to adopt, amend or repeal the Bylaws on the Board of Directors and the Bylaws provide for such amendment or repeal by the Board of Directors without a vote of the Company's stockholders.

     Cycle believes that passage of the Director Removal Proposal, the Board Size Proposal, the Director Election Proposal, the Director Vacancy Proposal and the Bylaw Proposal will facilitate the sale of the Company for a price that fully reflects its underlying value. If elected to the Board of Directors, the Cycle Nominees will pursue the sale of the Company to the highest bidder. The Cycle Nominees have pledged to pursue a competitive bidding process which, in the opinion of Cycle, should result in a sale of the Company (to Cycle or to another potential bidder for a higher price than the $18 per share offered by Cycle) which delivers to stockholders the highest price reasonably available for their shares. Accordingly, Cycle urges you to vote FOR these Proposals.

                                 THE PROPOSALS

     This solicitation statement and the accompanying form of written consent are first being furnished by Cycle on or about April 15, 1998, in connection with the solicitation by Cycle from the holders of shares of the Common Stock of written consents to take the following actions without a stockholders meeting, as permitted by Delaware law:

     1. Remove the existing directors on the Board of Directors:

          "RESOLVED, that each member of the Board of Directors, and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors prior to the effective date of this resolution in addition to or in lieu of any of the forenamed individuals to fill any newly created directorship or vacancy on the Board of Directors, or otherwise, is hereby removed and the office of each member of the Board of Directors is hereby declared vacant.";

     2. Amend the Bylaws to set the number of directors at five:

          "RESOLVED, that the stockholders hereby amend Article III of the Bylaws by deleting Section 1(1) and by replacing it with a new Section 1, which shall read as follows:

             'The authorized number of directors of this corporation shall be five (5). Except as provided in Section 2 of this Article, the directors shall be elected at the annual meeting of the stockholders, in accordance with the certificate of incorporation, and each director elected shall hold office until his or her successor is elected and qualified, unless he or she shall resign, become disqualified, disabled or otherwise removed. Directors need not be stockholders.' ";

     3. Amend the Bylaws to permit stockholders to fill vacancies on the Board of Directors:

          "RESOLVED, that the stockholders hereby amend Article III of the Bylaws by deleting the first sentence of Section 2(2) and by replacing it with a new first sentence, which shall read as follows:

             'Vacancies may be filled by a majority of the directors then in office, though less than a quorum, by a sole remaining director, or by a vote of the stockholders at an annual or special meeting of the stockholders or by written consent in lieu of a meeting of stockholders, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.' ";

------------------
1. Cycle believes that Section 1 of Article III of the Bylaws presently reads as follows: "The authorized number of directors of this corporation shall be not less than three (3) nor more than five (5), the exact number of directors to be fixed from time to time within such limit by a duly adopted resolution of the Board of Directors or shareholders. The exact number of directors presently authorized shall be five (5) until changed within the limits specified above by a duly adopted resolution of the Board of Directors or shareholders. Except as provided in Section 2 of this Article, the Directors shall be elected at the annual meeting of the stockholders, in accordance with the certificate of incorporation, and each Director elected shall hold office until his successor is elected and qualified, unless he shall resign, become disqualified, disabled or otherwise removed. Directors need not be stockholders."

2. Cycle believes that the first sentence of Section 2 of Article III of the Bylaws presently reads as follows: "Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced."

     4. Elect the five persons listed below to fill the newly vacant directorships:

          "RESOLVED, that the following persons are hereby elected as directors of the Company to fill the newly created vacancies on the Board of Directors, and to serve until their respective successors are duly elected and qualified: Aaron H. Brenner, Alexander Grass, Roger Grass, H. Irwin Levy, George Lindemann.";

     5. Recommend the reimbursement of Cycle's expenses:

          "RESOLVED, that the stockholders of the Company recommend to the Board of Directors that the Company reimburse all of Cycle's expenses (including any litigation expenses) in connection with the Consent Solicitation,"; and

     6. Repeal any Bylaws adopted by the Board of Directors since April 30,
1997:

          "RESOLVED, that any amendments to the Bylaws adopted by the Board of Directors on or after April 30, 1997 and prior to the effective date of this resolution (other than the Bylaws adopted pursuant to this consent), are hereby rescinded and shall have no further force or effect."

     See Exhibit A to this Consent Statement and the next section for more information about the Cycle Nominees. Cycle proposes that the nominees named above, once elected, serve until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Each of the Cycle Nominees has consented to serve as a director of the Company if elected.

                           CERTAIN OTHER INFORMATION
                     REGARDING CYCLE AND THE CYCLE NOMINEES

     The following sets forth information about the Cycle Nominees:


      NAME & ADDRESS                PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
      --------------                -----------------------------------------------------
Alexander Grass                     Alexander Grass' principal occupation has been as a
  c/o Biker's Depot, Inc.           director, Honorary Chairman of the Board of Directors
  One Wynnewood Road                and Chairman of the Executive Committee of the Board of
  Wynnewood, PA 19096               Directors of Rite Aid Corporation since March 4, 1995.
                                    Prior to that time, he served as Rite Aid's Board
                                    Chairman and Chief Executive Officer, as well as a
                                    founder of Rite Aid. Mr. Grass served as President of
                                    Super Rite Foods, Inc. from 1965 to 1969 and as Chairman
                                    of the Board and Chief Executive Officer of Super Rite
                                    from 1969 to 1995. Alexander Grass is also a director of
                                    Hasbro, Inc. and the father of Roger Grass. His age is
                                    70.

Roger Grass                         Roger Grass' principal occupation since 1996 has been as
  c/o Biker's Depot, Inc.           Chairman of the Board of Directors of Biker's Depot,
  One Wynnewood Road                Inc. ("Biker's Depot"), a company engaged in the sale of
  Wynnewood, PA 19096               aftermarket parts and accessories for Harley-Davidson
                                    motorcycles. From 1989 through 1993 he was the President
                                    and Chief Executive Officer of Reliable Drug Stores,
                                    Inc. His age is 42.

George Lindemann                    During the last five years, George Lindemann has served
  c/o Southern Union Co.            as Chairman of the Board of Directors of Southern Union
  504 Lavaca Street                 Company, a gas utility company whose stock is listed on
  Austin, TX 78701                  the New York Stock Exchange. His age is 62.

H. Irwin Levy                       H. Irwin Levy presently serves as President and Chairman
  100 Century Blvd.                 of the Board of Directors of Hilcoast Development Corp.,
  W. Palm Beach, FL 33417           a real estate developer, which position he has held
                                    since August 1992. Mr. Levy also serves on the Board of
                                    Directors of CV Reit, Inc. and nStor Technologies, Inc.
                                    His age is 71.

Aaron H. Brenner                    At present, Aaron H. Brenner is a private investor. From
  1609 Appletree Road               April, 1993 to the present, Mr. Brenner has served as
  Harrisburg, PA 17110              managing partner of ABH Partners, a real estate joint
                                    venture. Prior to April, 1993, Mr. Brenner served as
                                    President of M. Brenner & Sons, Inc., a wholesale drug,
                                    candy and tobacco distributor. His age is 66.

     Of the five Nominees, except as set forth in this Consent Statement or in the Exhibits hereto, to the best knowledge of Cycle, none is employed by or affiliated with Cycle or Alexander Grass or Roger Grass. All of the Nominees are citizens of the United States.

     Roger Grass is Chairman of the Board of Directors of Biker's Depot, a retail seller of aftermarket parts and accessories for Harley-Davidson motorcycles. The Company is a major wholesale supplier of parts and accessories to Biker's Depot. Biker's Depot has stores in Glenolden, Pennsylvania and Daytona Beach, Florida. All indebtedness of Biker's Depot to the Company since the beginning of the Company's last fiscal year is ordinary course of business purchase order indebtedness. During the period from February 1997 through January 1998 (which period corresponds to the Company's last fiscal year), Biker's Depot made purchases from the Company in the amount of $222,712.

     Except as set forth in this Consent Statement or in the Exhibits hereto, to the best knowledge of Cycle, none of Cycle, any of the persons participating in this solicitation on behalf of Cycle, the Cycle Nominees, and any associate or immediate family member of the foregoing persons (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years,

(iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Consent Statement or in the Exhibits hereto, to the best knowledge of Cycle, none of Cycle, any of the persons participating in this solicitation on behalf of Cycle, the Cycle Nominees, and any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

     Except as set forth in this Consent Statement or in the Exhibits hereto, to the best knowledge of Cycle, none of the Nominees, since the beginning of the Company's last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company's current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company's or such entity's consolidated gross revenues for its last full fiscal year or (ii) any entity to which the Company or its subsidiaries was indebted at the end of the Company's last full fiscal year in an aggregate amount exceeding five percent of the Company's total consolidated assets at the end of such year. None of the Nominees are or during the Company's last fiscal year have been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

     None of the corporations or organizations in which the Cycle Nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the Nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

     Cycle has agreed to indemnify each of the Nominees against all liabilities, including liabilities under the federal securities laws, in connection with this consent solicitation and such person's involvement in the operation of the Company and to reimburse such Nominee for his out-of-pocket expenses.

     Part of the purchase price paid by Cycle in connection with its acquisition of the Common Stock was financed by margin loans made by brokerage firms in the ordinary course of business and borrowings from Dauphin Deposit Bank and Trust Company (the "Bank") under an unsecured loan note bearing interest at the Federal Funds Target Rate plus 90 basis points. As of March 24, 1998, Cycle was indebted to the Bank in the amount of approximately $7.1 million.

     The accompanying BLUE consent card will be voted in accordance with the stockholder's instruction on such BLUE consent card. As to the Proposals set forth herein, stockholders may consent to an entire Proposal or may withhold their consent by marking the proper box in the BLUE consent card. If the enclosed BLUE consent card is signed and returned and no direction is given, it will be voted in favor of all of the Proposals.

          CERTAIN OTHER INFORMATION REGARDING THE CONSENT SOLICITATION

     Cycle seeks the consent of an absolute majority of the Company's issued and outstanding stock in order to act on the Proposals set forth in this Consent Statement.

     BROKER NON-VOTES, ABSTENTIONS AND FAILURE TO RETURN A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSAL.

  Change of Control

     Pursuant to the Company's various stock option plans, the Director Removal Proposal and Director Election Proposal, if adopted by the stockholders of the Company, would cause certain options to purchase the Common Stock, which options were granted by the Company to its employees, directors and consultants, to become immediately exercisable. According to the Company's Proxy Statement for the Annual Meeting of Stockholders held on November 4, 1997 (the "Company 1997 Proxy Statement"), as of January 31, 1997, the Company had outstanding options to purchase 863,230 shares of the Common Stock at a weighted exercise price of $18.08 per share; options to purchase an additional 389,000 shares of the Common Stock were issued in 1997 at an exercise price of $18.13 per share and options to purchase an additional 7,500 shares of the Common Stock were to be issued pursuant to the Company's 1997 Director Option Plan following the 1997 Annual Meeting. Cycle believes that options to purchase 503,589 shares of the Common Stock granted to Ignatius Panzica, former Chairman of the Board, President and Chief Executive Officer of the Company, as reported in the Company 1997 Proxy Statement, expired upon his termination of employment with the Company.

     Pursuant to the Company's 1997 Stock Option Plan, options and stock purchase rights may be granted to employees, directors and consultants of the Company. In the event of a change of control of the Company, for a period of 15 days following the optionee's notification by the administrator of the plan, the optionee may exercise his or her options as to all of the optioned stock. Because the 1997 Stock Option Plan is not publicly available as of the date of this Consent Statement, the information herein is based on the plan summary contained in the Company 1997 Proxy Statement and is qualified in its entirety by reference thereto.

     Pursuant to the Company's 1995 Stock Option Plan, options granted under the plan that are held by non-employee directors will be "accelerated," or become immediately exercisable, for all the option shares in the event of a change in control of the Company, whether through a successful tender offer for more than 50% of the outstanding shares of the Common Stock or a change in the majority of the Board of Directors by one or more proxy contests. The plan administrator has discretionary authority, exercisable in advance of any actually-anticipated change in control or at the time of such change in control, to provide for the automatic acceleration of one or more options held by key employees, consultants and independent contractors (and the termination of one or more of the Company's outstanding repurchase rights with respect to the Common Stock acquired through the exercise of such options) upon the occurrence of the change in control. Additionally, in the case of an optionee whose service with the Company is terminated, the administrator may permit exercise of the optionee's options, within a limited time period, with respect to subsequent installments of purchasable shares for which the options would otherwise have become exercisable had such cessation of service not occurred. The 1995 Stock Option Plan is attached as an exhibit to the Company's Registration Statement on Form S-8, filed with the Commission on December 6, 1995, and this description is qualified in its entirety by reference thereto.

     The material provisions of the Company's 1991 Stock Option Plan, as restated on March 2, 1992, are substantially identical to those in the 1995 Stock Option Plan. The 1991 Stock Option Plan is attached as an exhibit to the Company's Registration Statement on Form S-8, filed on April 16, 1992, and this description is qualified in its entirety by reference thereto.

     Additionally, the Company, in connection with its 1997 acquisition of the assets of Chrome Specialties, entered into a $73.5 million credit agreement with Bank of America National Trust and Savings Association ("Bank of America"). While the credit agreement is not publicly available as of the date of this consent solicitation, it is possible that the removal and replacement of a majority of the

Board of Directors could constitute an event permitting Bank of America to cancel its obligations to make loans to the Company and/or to declare the outstanding principal amount of, and the interest accrued on, the existing loans due and payable.

  Consents Required

     The written consent of an absolute majority of the outstanding Common Stock is required to adopt and approve each of the Proposals. To the knowledge of Cycle, there were 5,077,442 shares of the Common Stock outstanding at October 31, 1997, based on the Company's Quarterly Report on Form 10-Q for the Three-Month Period Ended October 31, 1997. Each share of the Common Stock entitles the Record Date holder to one vote on each of the Proposals. Accordingly, based on the information known to Cycle, written consents by holders representing 2,538,722 shares of the Common Stock will be required to adopt and approve each of the Proposals. Each abstention and broker non-vote with respect to any of the Proposals will have the same effect as withholding consent to the adoption of such Proposal.

  Consent Card Special Instructions

     If you were a record holder as of the close of business on the Record Date, you may elect to consent, withhold consent or abstain with respect to each Proposal by marking the "CONSENT," "CONSENT WITHHELD" or "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying BLUE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

     IF THE STOCKHOLDER WHO HAS EXECUTED AND RETURNED THE CONSENT CARD HAS FAILED TO CHECK A BOX MARKED "CONSENT," "CONSENT WITHHELD" OR "ABSTAIN" FOR ANY OR ALL OF THE PROPOSALS, SUCH STOCKHOLDER CONSENT CARD WILL BE VOTED IN FAVOR OF SUCH PROPOSAL OR PROPOSALS.

     CYCLE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS.

     If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the BLUE consent card representing your shares to be mailed, dated and signed. Only that institution can execute a BLUE consent card with respect to your shares and only upon receipt of specific instructions from you. Cycle urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Cycle in care of Innisfree at the address set forth below so that Cycle will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                             THE CONSENT PROCEDURE

     Section 228 of the DGCL states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents were delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In the case of this Consent Solicitation, written, unrevoked consents of the holders of a majority of the outstanding shares of the Common Stock as of the Record Date must be delivered to the Company as described above to effect the actions as to which consents are being solicited hereunder. Section 228 of the DGCL further provides that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section 228, written consents signed by a sufficient number of holders to take such action are delivered to the corporation in the manner required by Section 228. In order to facilitate prompt adoption of the Proposals, Cycle requests that you give your consent by May 1, 1998.

     IT IS CURRENTLY THE INTENTION OF CYCLE TO CEASE THE SOLICITATION OF CONSENTS ONCE THE SOLICITOR HAS DETERMINED THAT VALID AND UNREVOKED CONSENTS REPRESENTING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE HAVE BEEN OBTAINED AND TO DELIVER SUCH CONSENTS TO THE COMPANY IN THE MANNER REQUIRED BY SECTION 228 OF THE DGCL AS SOON AS PRACTICABLE THEREAFTER. WHEN CONSENTS FOR A MAJORITY OF THE COMMON STOCK HAVE BEEN OBTAINED AND DELIVERED TO THE COMPANY, A STOCKHOLDER WILL BE UNABLE TO REVOKE HIS OR HER CONSENT.

     If the actions described herein are taken, the Company will promptly notify the stockholders who have not consented to the actions taken as required by the DGCL.

     Consents may only be executed by stockholders of record at the close of business on the Record Date. As of October 31, 1997, the Company had outstanding 5,077,442 shares of the Common Stock. The number of votes necessary to effect the Proposals is 2,538,722 (an absolute majority of 5,077,442).

     Based on its review of publicly available information, Cycle is not aware of any material change since the Record Date in the number of outstanding shares of the Common Stock. Each share of the Common Stock entitles the record holder thereof to cast one vote. The Certificate of Incorporation and Bylaws do not provide for cumulative voting.

     Since Cycle must receive consents from a majority of the Company's outstanding shares in order for the Proposals to be adopted, a broker non-vote or direction to withhold authority to vote on the BLUE card will have the same effect as a "no" vote with respect to Cycle's solicitation.

     BROKER NON-VOTES, ABSTENTIONS OR FAILURE TO RETURN A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS. CYCLE URGES EACH STOCKHOLDER TO ENSURE THAT THE RECORD HOLDER OF HIS OR HER SHARES MARKS, SIGNS, DATES AND RETURNS THE ENCLOSED CONSENT AS SOON AS POSSIBLE.

                           CERTAIN OTHER INFORMATION
                  REGARDING THE COMPANY; STOCKHOLDER PROPOSALS

     Stockholders are referred to the Company 1997 Proxy Statement with respect to the compensation and remuneration paid and payable and other information related to the Company's officers and directors and to the beneficial ownership of the Company's securities. Certain information regarding beneficial ownership of the Common Stock is set forth in Exhibit E to this Consent Statement. The Company 1997 Proxy Statement states that the deadline for stockholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for the next year's Annual Meeting of Stockholders is expected to be July 8, 1998.

                     VOTING; COSTS OF CONSENT SOLICITATION

     Written consents may be solicited by mail, advertisement, telephone, facsimile or in person. Solicitations may be made by officers of Cycle; however, no such person shall receive additional compensation for such solicitation other than Innisfree. Cycle has retained Innisfree to act as an advisor in the submission of this consent solicitation. Approximately 20 employees of Innisfree will engage in the solicitation. Cycle has agreed to pay Innisfree a fee estimated not to exceed $25,000 plus reasonable out-of-pocket expenses. In addition, Jefferies & Company, Inc. ("Jefferies") has been engaged to act as financial advisor to Cycle and its members in connection with a possible acquisition of the Company, including any financing or investment activities which may be undertaken in connection therewith (the "Engagement Agreement"). The Engagement Agreement provides, among other things, that in payment for services to be rendered by Jefferies, if within twelve months from the date of the Engagement Agreement any shares of the Common Stock owned by Cycle or any of its affiliates are sold to any person, Jefferies will be paid a fee equal to 15% of the profit in respect of such sale.

     Cycle anticipates that a total of approximately $50,000 will be spent in connection with the solicitation. Actual expenditures may vary materially from the estimate, however, as many expenditures cannot be readily predicted. To date, expenses of approximately $25,000 have been incurred in connection with the solicitation. The entire expense of preparing, assembling, printing and mailing this Consent Statement and any other consent soliciting materials and the cost of soliciting consents will initially be borne by Cycle. If the Cycle Nominees are elected, Cycle intends to request reimbursement from the Company for these expenses. This request will not be submitted to a stockholder vote. Banks, brokerage houses and other custodians, nominees and fiduciaries may be requested to forward Cycle's solicitation materials to the beneficial owners of the shares they hold of record, and Cycle will reimburse them for their reasonable out-of-pocket expenses.

     If your shares are registered in your own name, you may mail or fax your consent to Cycle at the address or fax number listed below.

     If your shares are held in "street name" (held by your brokerage firm or bank), immediately instruct your broker or bank representative to sign Cycle's BLUE consent card and mail it to Cycle, who will promptly deliver it. Please be certain to include the name of your brokerage firm or bank. If you have additional questions, please call:

                                [INNISFREE LOGO]

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                         Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833

     A consent executed by a stockholder may be revoked at any time before its exercise by submitting (i) a written, dated revocation of such consent or (ii) a later dated consent covering the same shares. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed consent is taken. The revocation may be delivered to Golden Cycle, LLC, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, Attn.:
Alan M. Miller. Although a revocation or later dated consent delivered only to the Company will be effective to revoke a previously executed consent, Cycle requests that if a revocation or later dated consent is delivered to the Company, a photocopy of the revocation or later dated consent also be delivered to Cycle, at the address set forth above, so that Cycle will be aware of such revocation.

     YOUR CONSENT IS IMPORTANT. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE CONSENT TO THE REMOVAL OF THE CURRENT BOARD OF DIRECTORS, THE AMENDMENT OF THE BYLAWS TO SET THE NUMBER OF DIRECTORS AND PERMIT THE COMPANY'S STOCKHOLDERS TO FILL VACANCIES ON THE BOARD OF DIRECTORS, THE ELECTION OF THE CYCLE NOMINEES, THE REIMBURSEMENT OF CYCLE'S EXPENSES INCURRED IN CONNECTION WITH THIS CONSENT SOLICITATION AND THE REPEAL OF ANY BYLAWS ADOPTED SINCE APRIL 30, 1997 BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT CARD PROMPTLY. ONLY YOUR LATEST DATED CONSENT COUNTS.

                                   EXHIBIT A

     Golden Cycle, LLC is the beneficial owner of 528,100 shares of the Common Stock. None of the other participants in this consent solicitation or their respective associates, including the Cycle Nominees, is the beneficial owner of any shares of the Common Stock. No shares are held of record but not beneficially by the participants or their associates.

     The following table sets forth information with respect to all purchases of the Common Stock by Cycle during the past two years. (Except as set forth below, no participant in this solicitation has purchased or sold securities of the Company within the past two years.)

                      SHARES PURCHASED BY GOLDEN CYCLE, LLC

                           NUMBER OF
        DATE            SHARES PURCHASED        PRICE
       -------          ----------------     ----------
       1/20/98               24,000          $  283,200
       1/20/98                1,000              11,675
       1/21/98                5,000              61,500
       1/21/98                7,000              84,350
       1/21/98                2,000              23,600
       1/22/98                3,000              36,525
       1/27/98               50,000             615,000
       1/28/98               25,000             307,500
       1/29/98                5,000              62,125
       2/02/98                3,000              37,275
       2/03/98               10,000             126,750
       2/03/98                5,000              62,750
       2/04/98                2,500              31,375
       2/09/98               20,000             273,500
       2/10/98                2,000              27,100
       2/13/98               20,000             276,000
       2/13/98               20,000             273,500
       2/19/98               20,000             276,000
       2/20/98               10,600             146,280
       2/20/98               10,000             136,750
       3/12/98               50,000             677,500
       3/13/98               50,000             690,000
       3/17/98              125,000           1,718,750
       3/19/98               58,000             870,000

                                   EXHIBIT B

                               GOLDEN CYCLE, LLC
                             4025 Crooked Hill Road
                         Harrisburg, Pennsylvania 17110

                                                                  March 23, 1998

Mr. Joseph Piazza
President and Chief Executive Officer
Global Motorsport Group, Inc.
16100 Jacqueline Court
Morgan Hill, California 95037

Dear Mr. Piazza:

     Golden Cycle, LLC is prepared to acquire Golden Motorsport Group, Inc. for a cash purchase price of $18 per share. Based upon our review of publicly available information, we believe the $18 price is a full and fair one. Our offer is subject to negotiation of a definitive merger agreement which would contain customary terms and conditions. Our financial advisor, Jefferies & Company, Inc., has advised us that they are highly confident in their ability to arrange the financing for our cash acquisition of the company. We would very much appreciate the opportunity to negotiate all terms of a transaction, including the price, with you and your Board of Directors.

     Wholly apart from our willingness to negotiate all aspects of a possible offer based on what we know about Global Motorsport Group today, we also recognize that there may be values inherent in the company which we are unable to perceive without access to nonpublic information and the assistance of you and your management team. Accordingly, we would request that any pertinent information which is available to your management or is made available to your investment bankers or third parties for the purpose of evaluating or pursuing alternative transactions be made available to us as well, so that any offer and its terms may be formulated with the full benefit of a level and illuminated playing field. We would naturally agree to execute a customary confidentiality agreement with respect to the confidential information supplied to us.

     While we are committed to working with you and your Board of Directors and pursuing a negotiated transaction, we also believe that if you and your Board of Directors do not wish to proceed with negotiations or to provide us with an opportunity to conduct due diligence so that we can determine if there is greater value in the company, we will consider attempting to seek control of the Board of Directors through a consent solicitation which would elect directors committed to selling the company for the highest price reasonably available. In view of the possibility that the Board might seek to erect non-economic obstacles or impediments which prevent stockholders from having a fair opportunity to consider and respond to any offer we might make, we will be filing preliminary proxy materials with the Securities and Exchange Commission with respect to such a consent solicitation. We certainly hope that, consistent with its fiduciary responsibilities, the Board will not take such actions which would require us to pursue the proxy contest.

     We are filing a statement on Schedule 13D with the Securities and Exchange Commission today announcing our acquisition of approximately 10.4% of the outstanding Global Motorsport Group's shares.

     We and our advisors are prepared to meet promptly with the company's directors, management and advisors (or designated representatives) at their convenience in order to negotiate a mutually desirable and beneficial transaction.

     We look forward to hearing from you at your earliest convenience.

                                          Very truly yours,

                                          /s/ ALEX GRASS

                                    EXHIBIT C

                                                                 March 31, 1998

Mr. Alex Grass
Golden Cycle, LLC
4025 Crooked Hill Road
Harrisburg, PA 17110

Re: Global Motorsport Group, Inc.

Dear Mr. Grass:

     I am in receipt of your letters addressed to Joseph Piazza dated March 23, 1998 and March 27, 1998. Our Board has requested me, as Chairman, to respond to such letters. Your letters propose that the Board of Global Motorsport enter into negotiations with you in order to sell the Company to you. I am sure you would urge our Board to take your proposal seriously and to give it serious consideration. However, if you would like us to do so, you must yourself treat it as a serious proposal.

     As a former CEO of a public company, you must recognize the gravity of the decision which you have called upon our Board to make. You must also know that we would be breaching our fiduciary duty to the Company and all of our stockholders were we to respond to your offer, either favorably or unfavorably, without gathering adequate information before responding to your letter and its proposal. I am also sure that you are not so naive as to miss the point that even a decision to enter into negotiations with you may set in motion an irreversible course which cannot be undertaken consistent with the Board's fiduciary duty until after it has gathered sufficient information to evaluate what is being proposed.

     Your letter of March 27, 1998 states that you are 'extremely disappointed' that Mr. Piazza has not responded to your letter of March 23. Let me assure you that your disappointment pales in comparison to my disappointment that, with absolutely no prior discussion between you and any representative of the Company, you faxed Mr. Piazza a letter late in the day on Monday, March 23, 1998 and then filed materials with the Securities and Exchange Commission on Tuesday, March 24, 1998 calling for the removal of the entire Board. Then on Wednesday, March 25, 1998, you arranged for Cede & Company to send us a demand to open up the Company's books and records to you. Then on Friday, March 27, 1998, less than four days after receipt of your letter of March 23, you write to chastise Mr. Piazza for not responding to your proposal for the sale of the Company.

     We understand that you think that your offer is in your best interest. However, our concern is whether your offer is in the best interest of the Company and all of its stockholders. The Company has retained the investment banking firm of Cleary, Gull and the law firm of Gibson, Dunn and Crutcher to assist in evaluating your proposal. As soon as we have gathered sufficient information to evaluate the merits of your proposal, to compare it with alternative courses of action and to decide on an appropriate course of action, I will respond to your letter of March 23, 1998. Badgering us with telephone calls and letters such as your letter of March 27 will neither speed up the process nor induce us to abandon our fiduciary duty to conduct a deliberative evaluation of your proposal.

     If it is decided, after due deliberation, that the Board would consider proposals for the sale of the Company, I can presently see no reason why we would not offer you the same opportunity to obtain information, evaluate the Company and compete with any other bidders that might surface. If it is determined to provide confidential information to potential acquirers, pursuant to confidentiality agreements, I can presently see no reason why you will not be provided the opportunity to sign the same confidentiality agreement which would be offered to other suitors and thereby obtain access to the same confidential information.

     In closing, you may be assured that this Board is fully cognizant of its duties to all of its stockholders and that we intend to discharge this duty in a careful, deliberative manner. We will not be bullied into reacting in a hasty manner in order to accommodate your personal agendum.

                                          Very truly yours,

                                          /s/ JOSEPH F. KEENAN
                                              ---------------------
                                              CHAIRMAN OF THE BOARD

                                   EXHIBIT D

                        PREFERRED SHARE PURCHASE RIGHTS

     On November 13, 1996, pursuant to a Preferred Shares Rights Agreement (the "Rights Agreement") between Custom Chrome, Inc. (the "Company") and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"), the Company's Board of Directors declared a dividend of one right (a "Right") to purchase one one-thousandth of a share of the Company's Series A Participating Preferred Stock, $0.001 par value ("Series A Preferred") for each outstanding share of Common Stock, $0.001 par value ("Common Shares"), of the Company. The dividend is payable on December 13, 1996 (the "Record Date") to stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $80.00 (the "Purchase Price"), subject to adjustment as provided for in the Rights Agreement.

     The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the more detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is attached as Exhibit 4 to [the] Registration Statement and is incorporated [therein] by reference.

RIGHTS EVIDENCED BY COMMON SHARE CERTIFICATES

     The Rights will not be exercisable until the Distribution Date (hereinafter defined). Certificates for the Rights ("Rights Certificates") will not be sent to stockholders and the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. The Rights will be transferable only in connection with the transfer of Common Shares prior to the Distribution Date.

DISTRIBUTION DATE

     The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 days (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors")) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Shares, including Common Shares held by affiliates or associates of the Acquiring Person, or (ii) 10 business days (or such later date as may be determined by a majority of the Continuing Directors then in office) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares.

ISSUANCE OF RIGHTS CERTIFICATES; EXPIRATION OF RIGHTS

     As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Shares issued prior to the Distribution Date will be issued with Rights. As of the Distribution Date, the Rights will be evidenced solely by the Rights Certificates and may be transferred separately and apart from any transfer of one or more Common Shares. In general, Rights will be issued in respect of all Common Shares issued after the Record Date but prior to the earlier of the Distribution Date or Final Expiration Date (as hereinafter defined), unless the Board of Directors specifies to the contrary at or before the time of the issuance of the Common Shares (including issuances of Common Shares pursuant to the exercise of rights under the Company's benefit plans). The Rights will expire on the earliest of
(i) November 13, 2006 (the "Final Expiration Date") or (ii) redemption or exchange of the Rights as described below.

INITIAL EXERCISE OF THE RIGHTS

     Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $80.00 per Right, one one-thousandth share of the Series A Preferred.

RIGHT TO BUY COMPANY COMMON SHARES

     Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding, then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. In the event that the Company does not have sufficient Common Shares available for all Rights to be exercised, or the Board decides that such action is necessary or appropriate and not contrary to the interests of Rights holders, the Company may instead reduce the Purchase Price or substitute cash, assets or other securities having an aggregate value equivalent to the excess of (i) the value of the Common Shares issuable upon exercise of the Rights over (ii) the Purchase Price to be paid upon exercise of the Rights. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.

RIGHT TO BUY ACQUIRING COMPANY STOCK

     Similarly, unless the Rights are earlier redeemed, in the event that, after an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding, (i) the Company is acquired in a merger or other business combination transaction (whether or not the Company is the surviving entity), or (ii) 50% or more of the Company's consolidated assets or earning power are sold, proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock (free of any restrictions) of the acquiring company having a value equal to two times the Purchase Price.

EXCHANGE PROVISION

     At any time after the acquisition by an Acquiring Person of 15% or more of the Company's outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

REDEMPTION

     At any time on or prior to the close of business on the earlier of (i) the 10th day following the first public announcement by the Company or Acquiring Person that the Acquiring Person has become such (the "Share Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company, or (ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The Company may, at its option, pay the Redemption Price either in Common Shares or cash. If the Board of Directors authorizes the redemption of the Rights after a person becomes an Acquiring Person, then a majority of the Continuing Directors are required to authorize the redemption of the Rights. Immediately upon action by the Board of Directors redeeming the Rights as described above, the Rights will terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price.

ADJUSTMENTS TO PREVENT DILUTION

     The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

CASH PAID INSTEAD OF ISSUING FRACTIONAL SHARES

     No fractional portion less than integral multiples of one Common Share will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

NO STOCKHOLDERS' RIGHTS PRIOR TO EXERCISE

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such stockholder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

AMENDMENT OF RIGHTS AGREEMENT

     The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner without the approval of the Rights holders prior to the date on which the Rights are distributed separate from the Common Shares. After such date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

RIGHTS AND PREFERENCES OF THE SERIES A PREFERRED

     Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the aggregate per share amount of all dividends declared (including noncash dividends and other distributions) per Common Share. In the event of liquidation, the holders of each share of Series A Preferred will be entitled to receive 1,000 times the per share consideration being distributed with respect to each Common Share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Each share of Series A Preferred will have 1,000 votes, voting together with the Common Shares. These rights are protected by certain anti-dilution provisions, including a proportional adjustment to the number of outstanding shares of Series A Preferred in the event the Company (i) declares a dividend on Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares, or (iii) combines the outstanding Common Shares into a smaller number of shares.

     Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred, the value of the one one-thousandth interest in a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one Common Share.

CERTAIN ANTI-TAKEOVER EFFECTS

     The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its stockholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders into making ill-advised investment decisions, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their equity interest.

     The Rights are not intended to prevent a takeover of the Company and will not do so. The Rights may be redeemed by the Company at $0.01 per Right within ten days (or such later date as may be determined by a majority of the Continuing Directors) after the public announcement that 15% or more of the Company's shares have been acquired by a single acquiror or group. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

     Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

     However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

                                   EXHIBIT E

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock by (a) all persons who are beneficial owners of five percent or more of the Common Stock, (b) directors and certain executive officers of the Company and (c) all directors and executive officers as a group. Except as otherwise set forth in the Consent Statement, no shares of the Common Stock are beneficially owned by the Cycle Nominees.

     Except for the aggregate number of shares beneficially owned by Cycle, all of the information in the table below is based on public filings with the Commission (as more fully described in the footnotes), and such information is qualified in its entirety by reference thereto. Cycle makes no representations as to the accuracy of such information. Moreover, because changes in beneficial ownership may have occurred since the effective dates of the filings cited below, such information, even if accurate as of the time of filing, may no longer be valid.

                                                     SHARES              PERCENT OF
                                               BENEFICIALLY OWNED   OUTSTANDING SHARES(1)
                                               ------------------   ---------------------
Golden Cycle, LLC............................       528,100                10.40%
  4025 Crooked Hill Road
  Harrisburg, PA 17110
FMR Corp.(2).................................       526,100                10.36%
  82 Devonshire Street
  Boston, MA 02109
State of Wisconsin Investment Board(3).......       470,300                 9.26%
  P.O. Box 7842
  Madison, WI 53707
Heartland Advisors, Inc.(4)..................       452,000                 8.90%
  790 North Milwaukee Street
  Milwaukee, WI 53202
Dimensional Fund Advisors Inc.(5)............       302,600                 5.96%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Investment Counselors of Maryland, Inc.(6)...       257,900                 5.08%
  803 Cathedral Street
  Baltimore, MD 21201-5297
Ignatius J. Panzica(7).......................       511,373                 9.40%
  Global Motorsport Group, Inc.
  16100 Jacqueline Court
  Morgan Hill, CA 95037
James J. Kelly, Jr.(8).......................        55,461                   *
Lionel M. Allan(9)...........................        10,071                   *
Joseph F. Keenan(10).........................         5,374                   *
Joseph Piazza(11)............................         1,614                   *
All directors and executive officers as a
group (7 persons)(12)........................       182,463                 3.49%

------------------
* Less than one percent (1%)

 (1) Assumes 5,077,442 shares of the Common Stock outstanding, as described in the Consent Statement.

 (2) Based on a Schedule 13G/A filed with the Commission on February 10, 1998, by FMR Corp.

 (3) Based on a Schedule 13G filed with the Commission on January 26, 1998, by the State of Wisconsin Investment Board.

 (4) Based on a Schedule 13G filed with the Commission on January 27, 1998, by Heartland Advisors, Inc.

 (5) Based on a Schedule 13G filed with the Commission on February 10, 1998, by Dimensional Fund Advisors Inc.

 (6) Based on a Schedule 13G filed with the Commission on March 24, 1998, by Investment Counselors of Maryland, Inc.

 (7) Based on the Company 1997 Proxy Statement and includes 359,840 shares issuable upon the exercise of options which were exercisable or became exercisable within 60 days of August 31, 1997. Mr. Panzica has since left the Company, and Cycle believes that options to acquire 503,589 shares of the Common Stock previously granted to him have expired.

 (8) Based on the Company 1997 Proxy Statement and includes 53,448 shares issuable upon the exercise of options which were exercisable or which became exercisable within 60 days after August 31, 1997.

 (9) Based on the Company 1997 Proxy Statement and includes 10,071 shares issuable upon the exercise of options which were exercisable or which became exercisable within 60 days after August 31, 1997.

(10) Based on the Company 1997 Proxy Statement and includes 2,874 shares issuable upon the exercise of options which were exercisable or which became exercisable within 60 days after August 31, 1997.

(11) Based on the Company 1997 Proxy Statement and includes 1,614 shares issuable upon the exercise of options which were exercisable or which became exercisable within 60 days after August 31, 1997.

(12) Based on the Company 1997 Proxy Statement and includes 154,997 shares issuable upon the exercise of options which were exercisable or which became exercisable within 60 days after August 31, 1997 and excludes Mr. Panzica, the former Chairman of the Board, President and Chief Executive Officer who has left the Company. In a press release issued by the Company on April 6, 1998, it was stated that the Board of Directors currently beneficially owns in the aggregate approximately 4.7% of the Common Stock.

                        YOUR VOTE IS EXTREMELY IMPORTANT

     1. Please SIGN, MARK, DATE and MAIL your BLUE consent in the enclosed postage-paid envelope as soon as possible. If you wish to consent to the removal of the current Board of Directors, the amendment of the Bylaws to set the number of directors and permit stockholders to fill vacancies on the Board of Directors, the election of the Cycle Nominees, the reimbursement of Cycle's expenses incurred in connection with this Consent Solicitation and the repeal of any Bylaws adopted since April 30, 1997, you must submit the enclosed consent, even if you have already submitted a consent card to any other person or entity (including the Company).

     2. If your shares are held for you by a bank or brokerage firm, only your bank or broker can vote your shares and only after receiving instructions from you. Please call your bank or broker and instruct your representative to consent to the removal of the current Board of Directors, the amendment of the Bylaws to set the number of directors and permit stockholders to fill vacancies on the Board of Directors, the election of the Cycle Nominees, the reimbursement of Cycle's expenses incurred in connection with this Consent Solicitation and the repeal of any Bylaws adopted since April 30, 1997 on the BLUE consent card.

     3. Time is short. PLEASE VOTE TODAY!

     If you have questions or need assistance in voting your shares or in changing your vote, please contact Cycle at the number listed below:


                                [INNISFREE LOGO]

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                         Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833

                                                                       APPENDIX
                         GLOBAL MOTORSPORT GROUP, INC.
              CONSENT OF STOCKHOLDERS TO ACTION WITHOUT A MEETING:
            THIS CONSENT IS SOLICITED BY GOLDEN CYCLE, LLC ("CYCLE")

   The undersigned, a stockholder of record of GLOBAL MOTORSPORT GROUP, INC. (the "Company"), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to the number of shares of Common Stock, par value $0.001 per share, of the Company held by the undersigned, to each of the following actions without a prior notice and without a vote as more fully described in Cycle's consent statement (the "Consent Statement"), receipt of which is hereby acknowledged.

   CYCLE STRONGLY RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE FOLLOWING
PROPOSALS:

   1. Director Removal Proposal: Remove the current members of the Board of Directors of the Company other than the directors elected by this consent, pursuant to the resolution set forth in the Consent Statement.

      / / CONSENT         / / CONSENT WITHHELD         / / ABSTAIN

      If no box is marked with respect to the Director Removal Proposal, this Consent will be voted in favor of the removal of the directors of the Company as set forth above.

   2. Board Size Proposal: Amend the Bylaws to set the number of directors on the Board of Directors of the Company at five, pursuant to the resolution set forth in the Consent Statement.

      / / CONSENT         / / CONSENT WITHHELD         / / ABSTAIN

      If no box is marked with respect to the Board Size Proposal, this Consent will be voted in favor of the amendment of the Bylaws as set forth above.

   3. Director Vacancy Proposal: Amend the Bylaws to provide that the Company's stockholders may fill vacancies on the Board of Directors of the Company, pursuant to the resolution set forth in the Consent Statement.

      / / CONSENT         / / CONSENT WITHHELD         / / ABSTAIN

      If no box is marked with respect to the Director Vacancy Proposal, this Consent will be voted in favor of the amendment of the Bylaws as set forth above.

   4. Director Election Proposal: Elect the following five persons listed below (the "Nominees") to fill the newly vacant directorships, pursuant to the resolution set forth in the Consent Statement: Aaron H. Brenner, Alexander Grass, Roger Grass, H. Irwin Levy, George Lindemann

      / / CONSENT         / / CONSENT WITHHELD         / / ABSTAIN

                                                     (continued on reverse side)

      To withhold consent to a proposed Nominee, specify the Nominee in the following space:

     ---------------------------------------------------------------------------

      If no box is marked above with respect to the Director Election Proposal, this Consent will be voted in favor of the election of all five Nominees.

   5. Cycle Reimbursement Proposal: Recommend to the Board of Directors of the Company that the Company reimburse Cycle for all of its expenses incurred in connection with the Consent Solicitation, pursuant to the resolution set forth in the Consent Statement.

      / / CONSENT         / / CONSENT WITHHELD         / / ABSTAIN

      If no box is marked above with respect to the Cycle Reimbursement Proposal, this Consent will be voted in favor of the reimbursement by the Company of Cycle's expenses incurred in connection with the Consent Solicitation.

   6. Bylaw Proposal: Repeal any Bylaws adopted by the Board of Directors of the Company since April 30, 1997 (other than the Bylaws adopted by this consent), pursuant to the resolution set forth in the Consent Statement.
      / / CONSENT         / / CONSENT WITHHELD         / / ABSTAIN

      If no box is marked with respect to the Bylaw Proposal, this Consent will be voted in favor of the repeal of any Bylaws adopted since April 30, 1997 as set forth above.

                                                  PLEASE ACT PROMPTLY.
                                         IMPORTANT: THIS CONSENT MUST BE SIGNED
                                                 AND DATED TO BE VALID.

                                     Dated: ____________________________ , 1998

                                     Signature: _______________________________
                                     Signature
                                     (if held jointly): _______________________
                                     Title or authority
                                     (if applicable): _________________________

                                     Please sign exactly as name appears hereon.
                                     If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons. The consent card votes all shares in all capacities.

    PLEASE MARK, SIGN AND DATE THIS CONSENT BEFORE MAILING THE CONSENT IN THE
                               ENCLOSED ENVELOPE.